Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-235343

Issuer Free Writing Prospectus, dated December 9, 2019

STEEL DYNAMICS, INC.
PRICING TERM SHEET

December 9, 2019

This term sheet to the preliminary prospectus dated December 9, 2019 should be read together with the preliminary prospectus before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus to the extent that it is inconsistent therewith.

$400,000,000 2.800% Notes due 2024 (the “2024 Notes”)

$600,000,000 3.450% Notes due 2030 (the “2030 Notes”)

Issuer:	Steel Dynamics, Inc.

Security Type:	Senior Unsecured Notes

Expected Ratings*:	Baa3 / BBB- / BBB (Stable / Stable / Stable)

Security:	2.800% Notes due 2024 3.450% Notes due 2030

Size:	2024 Notes: $400,000,000 2030 Notes: $600,000,000

Maturity Dates:	2024 Notes: December 15, 2024 2030 Notes: April 15, 2030

Coupon:	2024 Notes: 2.800% 2030 Notes: 3.450%

Interest Payment Dates:	2024 Notes: June 15 and December 15, commencing June 15, 2020 2030 Notes: April 15 and October 15, commencing April 15, 2020

Price to Public:	2024 Notes: 99.925% 2030 Notes: 99.736%

Benchmark Treasury:	2024 Notes: 1.500% due November 30, 2024 2030 Notes: 1.750% due November 15, 2029

Benchmark Treasury Price and Yield:	2024 Notes: 99-06 ¾; 1.666% 2030 Notes: 99-08+; 1.831%

Spread to Benchmark Treasury:	2024 Notes: + 115 bps 2030 Notes: + 165 bps

Yield to Maturity:	2024 Notes: 2.816%
2030 Notes: 3.481%

Make-Whole Call:	2024 Notes: T + 20 bps 2030 Notes: T + 25 bps

Par Call:	2024 Notes: At any time on or after November 15, 2024 (1 month prior to the maturity date) 2030 Notes: At any time on or after January 15, 2030 (3 months prior to the maturity date)

Trade Date:	December 9, 2019

Expected Settlement Date:	December 11, 2019 (T+2)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	2024 Notes: 858119 BJ8 / US858119BJ80 2030 Notes: 858119 BK5 / US858119BK53

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Passive Book-Runners:	PNC Capital Markets LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Citizens Capital Markets, Inc. SunTrust Robinson Humphrey, Inc. Fifth Third Securities, Inc.

Co-Managers:	BMO Capital Markets Corp. BBVA Securities Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, telephone: collect at 1-212-834-4533; BofA Securities, Inc., telephone: 800-294-1322; Goldman Sachs & Co. LLC, telephone: 866-471-2526; or Morgan Stanley & Co. LLC, telephone: 866-718-1649.

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